Sensata Technologies Announces the Appointment of John Absmeier to the Board of Directors & Promotion of Jeff Cote to President

SWINDON, United Kingdom, Jan. 24, 2019 (GLOBE NEWSWIRE) - Sensata Technologies (NYSE:ST), an industrial technology company and a leading provider of sensors, today announced that John Absmeier, Chief Technology Officer of Lear Corporation, has been appointed to serve as a director on Sensata’s Board of Directors and to serve on the Growth & Innovation Committee of the Board, each effective March 1, 2019.

As Chief Technology Officer of Lear Corporation, Mr. Absmeier leads all aspects of Lear’s technology and innovation efforts, reporting to the company’s President and Chief Executive Officer. Mr. Absmeier has more than 20 years of automotive technology, engineering and business experience. Prior to joining Lear, he was responsible for the ADAS/Autonomous business unit as Senior Vice President and General Manager at Harman International, and the Vice President of Smart Machines at Samsung Electronics where he led the acquisition of Harman by Samsung. He joined Samsung in 2015 from Delphi where he had a 19-year career, including founder and Managing Director of Delphi Labs @ Silicon Valley and Autonomous Driving as well as being the Business Director for Electronic Controls and Electrification in Asia-Pacific for six years. He also held several roles of increasing responsibility at Delphi in the areas of Hybrid and Electric vehicles, Fuel Cells and Telematics.

Sensata today also announced the promotion of Jeff Cote to President effective immediately. In his new role as President and Chief Operating Officer, he will have responsibility for both business segments, Performance Sensing and Sensing Solutions, as well as global operations. He has more than 25 years of leadership experience, including more than 11 years with Sensata. Mr. Cote will continue to report to Sensata’s Chief Executive Officer, Martha Sullivan.

Mr. Cote has served as Sensata’s Chief Operating Officer since July 2012. In November 2015, in addition to his role as Chief Operating Officer, he was named Executive Vice President, Sensing Solutions. He served as Executive Vice President and Chief Administrative Officer from January 2011 through July 2012, and previously served as Executive Vice President and Chief Financial Officer from 2007 through the Company’s initial public offering in 2010.

About Sensata Technologies

Sensata Technologies is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in 11 countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, ventilation, and air conditioning, data, telecommunications, recreational vehicle, and marine applications. For more information, please visit Sensata’s website at www.sensata.com.

Safe Harbor Statement

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on certain assumptions and reflect the Company’s current expectations. Except as may be required by applicable law, the Company disclaims any obligation to update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.

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Contacts:
Media:
Alexia Taxiarchos
Sensata Technologies
(508) 236-1761
ataxiarchos@sensata.com

Investors:
Joshua Young
(508) 236-2196
Joshua.young@sensata.com

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